CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus and Proxy Registration Statement on Form N-14 of our report dated December 19, 2003, relating to the statements of assets and liabilities, including the schedules of investments at October 31, 2003, and the related statements of operations for the year then ended and of changes in net assets for each of the two years then ended and the financial highlights for each of the five years then ended of the Strategic Partners Growth With Income Fund (formally ASAF MFS Growth with Income Fund) and the Strategic Partners Managed Index 500 Fund (formally ASAF Sanford Bernstein Managed Index 500 Fund) of the American Skandia Advisor Funds, Inc., which appears in such Prospectus and Proxy Registration Statement whereby the assets of the Strategic Partners Growth With Income Fund (formally ASAF MFS Growth with Income Fund) would be acquired by the Strategic Partners Managed Index 500 Fund (formally ASAF Sanford Bernstein Managed Index 500 Fund). We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Form of Plan of Reorganization" in such Prospectus and Proxy Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania December 29, 2004